Media Contacts:
Erica Keane or Laura Novak
(212) 885-0322 / (212) 885-0331 Erica.Keane@HillandKnowlton.com
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Investor Relations Contact:
Roxanne Butler, Investor Relations Specialist
(317) 282-2659
investor.relations@iflyata.com
                                                          For Immediate Release


                 ATA Holdings Fills Chief Financial Officer and
                        Other Senior Management Positions


INDIANAPOLIS, January 14, 2005--ATA Holdings Corp. (ATAHQ) announced today that it has named Gilbert F. Viets to the position of Executive Vice President and Chief Financial Officer (CFO). Viets had served as ATA's Chief Restructuring Officer and replaces David Wing, who left ATA to pursue other opportunities. Viets led the preparations for ATA's Chapter 11 filing, and has since coordinated the Company's reorganization efforts. Viets' responsibilities will include ATA's restructuring, finance, accounting, treasury, internal audit, strategic planning and information services areas.

Viets first served as Executive Vice President and CFO of the Company from June 2004 to October 2004 until he was appointed Chief Restructuring Officer from October 2004 to January 2005. He is a director of the Company and served as Chairman of the Audit Committee from May 2003 to June 2004. He was also a clinical professor in the Systems and Accounting Program of the Kelley School of Business at Indiana University, Bloomington, Indiana. Viets, a Certified Public Accountant, was with Arthur Andersen LLP for 35 years before retiring in 2000. He graduated from Washburn University of Topeka in Kansas. He has been active in numerous civic organizations and presently serves on the finance committees of St. Vincent Hospital and Healthcare Center, Inc. and St. Vincent Health, both located in Indianapolis.

Other Management Announcements at ATA Holdings Corp.:

Sean G. Frick, named Vice President of Strategic Planning in 2004, will add duties as ATA's Chief Restructuring Officer and will continue to report to Viets. Frick, who joined ATA in 1997, had been Director of Strategic Planning.

Richard W. Meyer, Jr., has been promoted to Senior Vice President of Employee Relations. Meyer, who joined ATA in 1989, had been Vice President of Labor Relations. Meyer's new position combines the functions of human resources and labor relations for all of ATA's work groups.

Brian T. Hunt, Vice President and General Counsel, has been promoted to Senior Vice President and General Counsel. Hunt, who joined ATA in 1990, is also ATA's Corporate Secretary.

Wisty B. Malone, named Vice President and Controller in 2003, will now assume additional responsibility as ATA's Treasurer. Malone, who joined ATA in 1995, had previously been Director of Financial Reporting.


Featuring Business Class, leather seats, in-flight entertainment, and easy web check-in, ATA Airlines has grown into the nation's 10th largest passenger carrier (based on revenue passenger miles) and one of the nation's largest low-fare carriers. ATA has one of the youngest, most fuel-efficient fleets among the major carriers, featuring new Boeing 737-800 and 757-300 aircraft. Now in its 32nd year of operation, ATA remains a dominant airline at Indianapolis and Chicago-Midway with significant scheduled service to over 30 business and vacation destinations. For more information, visit www.ata.com.

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